AMENDMENT NO. 8

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

This AMENDMENT NO. 8 to the INVESTMENT SUB-ADVISORY AGREEMENT (“Amendment”) is dated as of May 1, 2023, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas life insurer (“VALIC”), and BLACKROCK INVESTMENT MANAGEMENT, LLC, a Delaware limited liability Company (the “Sub-Adviser”).

WITNESSETH:

WHEREAS, VALIC and VALIC Company I, a Maryland corporation (the “Company”), have entered into an Investment Advisory Agreement dated as of January 1, 2002, as amended (the “Advisory Agreement”), pursuant to which VALIC has agreed to provide investment management, advisory and administrative services to the Company; and

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company; and

WHEREAS, VALIC and the Sub-Adviser are parties to an Investment Sub-Advisory Agreement dated March 5, 2007, as amended from time to time (the “Subadvisory Agreement”), pursuant to which the Sub-Adviser furnishes investment advisory services to certain investment series (the “Covered Funds”) of the Company, as listed on Schedule A to the Subadvisory Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Subadvisory Agreement as follows:

1.    Schedule A Amendment. Schedule A to the Subadvisory Agreement is hereby amended and restated as attached hereto to add Science and Technology Fund as a Covered Fund under the Subadvisory Agreement.

2.    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.    Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

4.    Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement. The parties agree that this Amendment and any documents related hereto may be electronically signed. The parties agree that any electronic signatures appearing on this Amendment and any related documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:	/s/ Kevin J. Adamson
Name: Kevin J. Adamson
Title: Authorized Signatory

BLACKROCK INVESTMENT MANAGEMENT, LLC

By:	/s/ Melissa Buccilli
Name: Melissa Buccilli
Title: Director

SCHEDULE A

Effective May 1, 2023

SUB-ADVISER shall manage all or a portion of the assets of the following Covered Fund(s) and shall be compensated on that portion managed, as follows:

Covered Fund	Fee
Dividend Value Fund	Omitted
Growth Fund	Omitted
Science and Technology Fund	Omitted